WASHINGTON BANCORP

                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE



                                                   Three          Nine
                                                   Months         Months
                                                   Ended          Ended
                                                  March 31,      March 31,
                                                    1996           1996
                                                  ---------      ---------
Primarily and Fully Diluted
  Net income applicable to common stock
    and common stock equivalents                  $113,692       $295,489
                                                  ========       ========

  Average number of common shares outstanding      657,519        657,519
                                                  ========       ========

  Earnings per share                              $   0.17       $   0.45
                                                  ========       ========